October 13, 2014

Harrald Kroeker

Dear Harrald:

We are pleased to inform you of your change of assignment within the Executive Leadership Council (ELC).

Enclosed are three copies of the Offer Detail Summary highlighting the specifics associated with the change. We ask that you please retain one copy for your records and return two signed copies of the letter to me.

If you have any questions, or if I may be of any help to you, please do not hesitate to call me at 215-238-3419.

Sincerely,

/s/ Karl Sparre

Karl Sparre
Vice President, Global Talent Acquisition

Please sign and date below acknowledging that you have received this letter and accepted our offer.

Accept:	Harrald Kroeker
(Please Print Name)
	/s/ Harrald Kroeker	10/20/2014
	(Please Sign Name)	Date

Harrald Kroeker
Offer Detail Summary
October 13, 2014

Title:	Chief Operating Officer, Europe & Transformation Lead

Level:	Executive Leadership Council Band 2

Reports To:	Eric Foss, Chief Executive Officer and President Aramark

Location:	Philadelphia, PA

Effective Date:	September 12, 2014

Base Salary:	$525,000

Bonus:
You will continue to be eligible to participate in Aramark’s Management Incentive Bonus (MIB) Plan for Fiscal Year 2015. As further described in the Plan, if you are eligible to receive a Management Incentive Bonus, the amount of your Bonus will be determined on the basis of both the performance of Aramark and your performance measured against certain annual financial and non-financial goals. The current guideline for your position is a target bonus of 65% of base salary.

Benefits:
You will continue to be eligible to participate in the standard Aramark Benefits Program, as well as the Benefits/Perquisites Programs in place for ELC members, which are subject to change from time to time.

This offer letter sets forth the entire understanding of the parties with respect to all aspects of the offer of change in assignment within the ELC. Any and all previous agreements or understandings between or among the parties regarding the subject matter hereof, whether written or oral, are not changed as a result of this change in assignment.